Exhibit 21.1

TRAVEL + LEISURE CO.
SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Organization
RCI General Holdco 2, LLC	Delaware
RCI, LLC	Delaware
Sierra Deposit Company, LLC	Delaware
Wyndham Consumer Finance, Inc.	Delaware
Wyndham Destination Network, LLC	Delaware
Wyndham Resort Development Corporation	Oregon
Wyndham Vacation Ownership, Inc.	Delaware
Wyndham Vacation Resorts, Inc.	Delaware

Omitted from the list are the names of subsidiaries that, if considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as defined in SEC Regulation S-X.

Exhibit 21.1
(continued)

TRAVEL + LEISURE CO.
CORPORATION ASSUMED NAMES REPORT

Entity Name	Assumed Name
Wyndham Resort Development Corporation	Resort at Grand Lake
Seasons
Seasons at the Inn of Seventh Mountain
Seasons at Seventh Mountain
Seasons Restaurant
Seventh Mountain
Seventh Mountain Rafting Company
Seventh Mountain Resort
Seventh Mountain River Company
The Lazy River Market
Trendwest Resorts
WorldMark by Wyndham
WorldMark by Wyndham Travel

Wyndham Vacation Resorts, Inc.	Club Wyndham Travel
Desert Blue Resort
Fairfield Durango
Fairfield Land Company
Fairfield Resorts
Ocean Breeze Market
Pagosa Lakes Realty
Real West Discount Adventures
Red Rock Discount Adventures
Red Rock West Discount Adventures
Resort Financial Services
Select Timeshare Realty
Sharp Realty
Wyndham Vacation Resorts, Inc.

Wyndham Worldwide Operations, Inc.	Travel + Leisure Co.
Women on Their Way
Wyndham Green
Wyndham Worldwide Strategic